Exhibit 11

                                 August 22, 2001




CDC Nvest Funds Trust III
399 Boylston Street
Boston, Massachusetts  02116

         Re:   Registration Statement on Form N-14
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Ladies and Gentlemen:

         This opinion is being furnished in connection with the Registration Statement of CDC Nvest Funds Trust III (the "CDC Trust") on Form N-14 (the "Registration Statement") with respect to CDC Nvest Jurika & Voyles Small Cap Growth Fund, a series of the CDC Trust (the "Acquiring Fund," which series is currently named the CDC Nvest Bullseye Fund), being filed by the CDC Trust today under the Securities Act of 1933, as amended (the "Act"), relating to the proposed acquisition by the Acquiring Fund of substantially all of the assets and liabilities of Jurika & Voyles Small-Cap Fund (the "Acquired Fund"), a series of Jurika & Voyles Fund Group (the "J&V Trust"), and the issuance of Class Y shares of beneficial interest of the Acquiring Fund in connection therewith (the "Shares"). The Acquisition is to be effected pursuant to an Agreement and Plan of Reorganization by and among the CDC Trust, on behalf of the Acquiring Fund, the J&V Trust, on behalf of the Acquired Fund, CDC IXIS Asset Management North America, L.P., CDC IXIS Asset Management Advisers, L.P. and Jurika & Voyles, L.P. (the "Agreement and Plan of Reorganization") in substantially the form included as Appendix B to the Prospectus/Proxy Statement that is a part of the Registration Statement.

         We have examined the form of Agreement and Plan of Reorganization; the CDC Trust's Agreement and Declaration of Trust, as amended to the date hereof (the "Declaration of Trust"), on file in the office of the Secretary of State of the Commonwealth of Massachusetts; the By-Laws of the CDC Trust, as amended to the date hereof; a form of amendment to the Declaration of Trust to change the name of the Acquiring Fund to CDC Nvest Jurika & Voyles Small Cap Growth Fund (the "Amendment"); and the form of proposed resolutions of the Board of Trustees of the CDC Trust authorizing the execution and filing of the Amendment, approving the Agreement and Plan of Reorganization and authorizing the issuance of the Shares (the


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CDC Nvest Funds Trust III                -2-                     August 22, 2001


"Resolutions"). We have examined such other documents and records, including a certificate of the Secretary of State of the Commonwealth of Massachusetts, as we have deemed necessary for purposes of this opinion.

         We have assumed, for purposes of this opinion, that, prior to the date of the issuance of any Shares, (i) the Agreement and Plan of Reorganization pursuant to which such Shares are to be issued shall have been duly executed and delivered by each party thereto and will constitute a legal, valid and binding obligation of the CDC Trust, on behalf of the Acquiring Fund, the J&V Trust, on behalf of the Acquired Fund, and the other parties thereto, (ii) the Board of Trustees of the CDC Trust shall have duly adopted the Resolutions and (iii) the Amendment shall have been duly executed and filed with the Secretary of State of the Commonwealth of Massachusetts and the City Clerk of the City of Boston.

         Based upon the foregoing, we are of the opinion that:

         1. The CDC Trust is a duly organized and validly existing unincorporated association with transferable shares existing under and by virtue of the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of its shares of beneficial interest.

         2. When issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and nonassessable by the CDC Trust.

         The CDC Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the CDC Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the CDC Trust and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the CDC Trust or its Trustees. The Declaration of Trust provides for indemnification out of series property for all loss and expenses of any shareholder held personally liable solely by reason of being or having been a shareholder of the relevant series. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the CDC Trust would be unable to meet its obligations.


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CDC Nvest Funds Trust III                -3-                     August 22, 2001


         We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement.

                                                     Very truly yours,

                                                     /s/Ropes & Gray
                                                     ---------------
                                                     Ropes & Gray